Exhibit 99.1

FOR IMMEDIATE RELEASE

CEDAR REALTY TRUST, INC.

REPORTS THIRD QUARTER 2012 RESULTS

Port Washington, New York – November 8, 2012 – Cedar Realty Trust, Inc. (NYSE: CDR) today reported its financial results for the third quarter ended September 30, 2012.

Highlights

•	Third quarter operating FFO of $0.11 per diluted share

•	Increased low end of 2012 Operating FFO guidance to an updated range of $0.48 to $0.50 per diluted share

•	Reduced cost of capital with additional issuance of 7.25% Series B Preferred Stock and redemption of 8.875% Series A Preferred Stock

•	Exited from joint ventures with RioCan and Homburg

Bruce Schanzer, President and CEO of Cedar, commented, “on this, the first anniversary of the introduction of the new Cedar Realty Trust, we are gratified by the progress we have made in executing our near-term strategic objectives. We have meaningfully lowered our cost of capital and leverage. We have only two improved assets and three small land parcels remaining to be placed under contract from the original 50 assets we identified for divestiture. We have exited from both our RioCan and Homburg joint ventures, retaining three attractive wholly-owned shopping centers with significant upside. Lastly, we have reduced our overhead, thereby positioning ourselves to operate more efficiently in the coming years. We have achieved all this while maintaining our earnings and improving operations. We look to the future with great confidence, as we continue executing on value-creation opportunities within our high-quality primarily grocer-anchored Washington, DC to Boston shopping center portfolio and underwriting select capital recycling opportunities that improve our average asset quality.”

Financial Results

Operating FFO for third quarter 2012 was $8.3 million or $0.11 per diluted share, compared to $8.2 million or $0.12 per diluted share for the same period in 2011. Operating FFO for nine months ended September 30, 2012 was $27.4 million or $0.38 per diluted share, compared to $25.6 million or $0.37 per diluted share for the same period in 2011. Operating FFO for the nine months ended September 30, 2012 included $3.4 million of income ($3.0 million termination fee and $0.4 million accelerated amortization of an intangible lease liability) in connection with replacing the dark anchor at the Company’s Oakland Commons center in Bristol, Connecticut.

Net loss attributable to common shareholders for third quarter 2012 was $(4.3) million or $(0.07) per diluted share, compared to a net loss of $(70.1) million or $(1.05) per diluted share in 2011. Net loss attributable to common shareholders for nine months ended September 30, 2012 was $(12.4) million or $(0.19) per diluted share, compared to a net loss of $(110.1) million or $(1.67) per diluted share in 2011. Net loss for third quarter and nine months ended September 30, 2012 included $1.1 million of management transition charges and employee termination costs. Further, net loss for nine months ended September 30, 2012 included a $2.6 million accelerated write-off of deferred financing costs in connection with the Company obtaining a new credit facility, and was reduced by $3.4 million of income related to replacing the dark anchor at Oakland Commons. Net loss for third quarter and nine months ended September 30, 2011 included impairment charges, management transition charges and employee termination costs, and the write-off of a joint venture interest, aggregating $68.6 million and $105.6 million, respectively.

Portfolio Results

Leasing

In the third quarter 2012, the Company signed 27 renewal leases for approximately 153,000 square feet with an average increase in base rents of 8.5% on a cash basis. The Company also signed 10 new leases for approximately 31,000 square feet at an average base rent of $16.45 per square foot. The average base rent on new leases was $4.81 per square foot above the $11.64 average rent per square foot in the Company’s consolidated portfolio.

Occupancy

At September 30, 2012, the Company’s consolidated portfolio was 92.1% leased and 90.9% occupied. This compares to occupancy of 90.2% at June 30, 2012 and 91.2% at September 30, 2011. Occupancy for the Company’s same-center portfolio was 92.5% at September 30, 2012 compared to 92.5% at June 30, 2012 and 93.1% at September 30, 2011. The decreases in occupancy from September 30, 2011 reflect the termination of the dark anchor at Oakland Commons to prepare for the opening of a Walmart Neighborhood Market.

Same-Property Results

Same-property cash NOI for the third quarter 2012 compared to the third quarter 2011 increased 1.2% excluding the timing impact of replacing the dark anchor at Oakland Commons. Including the down time impact prior to Walmart Neighborhood Market taking possession of this dark anchor space, cash NOI increased 0.1%.

Preferred Stock

In September 2012, the Company completed a public offering of an additional 4.8 million shares of its 7.25% Series B Cumulative Redeemable Preferred Stock (including 0.6 million shares related to the exercise of the underwriters’ overallotment option). The issue was priced at $23.9366 per share resulting in gross proceeds of approximately $115.6 million.

In addition, in October 2012, the Company redeemed an additional 4.5 million shares of its 8.875% Series A Cumulative Redeemable Preferred Stock at the stated $25.00 redemption price for a total cash outlay of approximately $114.1 million.

Exit From Joint Venture With RioCan

On October 10, 2012, the Company exited from its 22 property joint venture with RioCan Real Estate Investment Trust (“RioCan”). Pursuant to the terms of the transaction, the Company exchanged its 20% interest in the joint venture for a 100% ownership interest in Franklin Village, located in Franklin, Massachusetts, and approximately $40.0 million in cash. The Company will continue to manage the properties acquired by RioCan until January 31, 2013.

After initially reducing the outstanding balance under its Credit facility, the Company plans to use the approximate $40.0 million of proceeds to prepay, during the latter part of 2012 through February 1, 2013, certain property-specific mortgage loans. Such property-specific loans have a weighted-average interest rate of 6.5% per annum and can be prepaid without penalty.

In advance of the termination of the management of the RioCan-owned properties, the Company has proactively begun implementing certain cost reduction measures. Such measures include employee headcount reductions of approximately $1.5 million per year, which will be effective beginning in the fourth quarter of 2012. Additionally, the Company has identified approximately $0.5 million to $1.0 million per year of other overhead reductions, which will become effective over the first half of 2013.

Other Subsequent Events

On October 12, 2012, the Company concluded the previously-disclosed buy/sell arrangements applicable to its joint venture with Homburg Invest Inc. (“HII”) that owned nine retail properties. Pursuant to the terms of the transaction, the Company acquired HII’s 80% ownerships in Meadows Marketplace, located in Hershey, Pennsylvania, and Fieldstone Marketplace, located in New Bedford, Massachusetts, and sold to HII its 20% ownership interests in the remaining seven joint venture properties. The Company’s property management agreements for the sold properties terminated upon closing.

On October 19, 2012, the Company placed a first mortgage on The Point Shopping Center and realized net proceeds of approximately $30 million, which was utilized to reduce the outstanding balance under its Credit Facility. The loan is due in November 2022, bears interest at 4.5% per annum, and has principal payments based on a 30-year amortization schedule.

After applying the net proceeds from RioCan and the mortgage financing at The Point Shopping Center, less the funding of the Series A Preferred Stock redemptions, the Company had availability under its Credit Facility of approximately $100 million.

2012 Guidance

The Company has increased the low end of its 2012 Operating FFO guidance to an updated range of $0.48 to $0.50 per diluted share.

Funds From Operations Reconciliation

The Company reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements prepared in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. The Company’s computation of FFO, as detailed in the attached schedule, is in accordance with NAREIT’s pronouncements. The Company also presents “Operating FFO”, which excludes certain items that are not indicative of the results provided by the Company’s consolidated portfolio and that affect the comparability of the Company’s period-over-period performance, as also detailed in the attached schedule.

Supplemental Financial Information Package

The Company has issued “Supplemental Financial Information” for the period ended September 30, 2012. Such information has been filed today as an exhibit to Form 8-K and will also be available on the Company’s website at www.cedarrealtytrust.com.

Investor Conference Call

The Company will host a conference call today, November 8, 2012, at 5:00 PM (ET) to discuss the third quarter results. The conference call can be accessed by dialing (877) 705-6003 or (1) (201) 493-6725 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarrealtytrust.com.

A replay of the call will be available from 8:00 PM (ET) on November 8, 2012, until midnight (ET) on November 22, 2012. The replay dial-in numbers are (877) 870-5176 or (1) (858) 384-5517 for international callers. Please use passcode 403187 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust which focuses on the ownership and operation of primarily grocery-anchored shopping centers straddling the Washington DC to Boston corridor. The Company’s portfolio (excluding properties treated as “held for sale”) is comprised of 68 properties, with approximately 10 million square feet of GLA.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Reference to Form 10-Q

For further details, interested parties are urged to review the Form 10-Q for the quarter ended September 30, 2012 filed today with the Securities and Exchange Commission. The Form 10-Q will also be available on the Company’s website at www.cedarrealtytrust.com.

Forward-Looking Statements

Statements made or incorporated by reference in this press release may include certain “forward-looking statements”, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations and, as such, may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, the information contained herein should be read in conjunction with that report.

Contact Information:

Cedar Realty Trust, Inc.

Investor Relations

Brad Cohen

(203) 682-8211

The following is a reconciliation of net (loss) attributable to common shareholders to FFO and Operating FFO for the three and nine months ended September 30, 2012 and 2011:

CEDAR REALTY TRUST, INC.

Reconciliation of Net (Loss) Attributable to Common Shareholders to Funds From Operations

and Operating Funds From Operations

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net (loss) attributable to common shareholders	$(4,299,000)	$(70,105,000)	$(12,403,000)	$(110,082,000)
Real estate depreciation and amortization	9,185,000	11,380,000	34,577,000	32,729,000
Limited partners’ interest	(17,000)	(1,455,000)	(114,000)	(2,294,000)
Impairment charges/ (reversals)	—	72,114,000	(1,138,000)	102,647,000
Gain on sales	(402,000)	—	(1,231,000)	(502,000)
Consolidated minority interest:
Share of income (loss)	2,564,000	(3,285,000)	4,272,000	(3,332,000)
Share of FFO	(1,287,000)	(1,462,000)	(4,078,000)	(4,442,000)
Unconsolidated joint ventures:
Share of income	(411,000)	(327,000)	(1,432,000)	(1,152,000)
Share of FFO	1,433,000	1,374,000	4,488,000	4,438,000

Funds From Operations (“FFO”)	6,766,000	8,234,000	22,941,000	18,010,000
Adjustments for items affecting comparability:
Management transition charges and employee termination costs	1,131,000	—	1,131,000	6,875,000
Accelerated write-off of deferred financing costs	—	—	2,607,000	—
Share-based compensation mark-to-market adjustments	—	(39,000)	10,000	(740,000)
Preferred stock redemption costs	173,000	—	555,000	—
Acquisition transaction costs and terminated projects, including Company share from the Cedar/RioCan joint venture	193,000	11,000	193,000	1,498,000

Operating Funds From Operations (“Operating FFO”)	$8,263,000	$8,206,000	$27,437,000	$25,643,000

FFO per diluted share:	$0.09	$0.12	$0.32	$0.26

Operating FFO per diluted share:	$0.11	$0.12	$0.38	$0.37

Weighted average number of diluted common shares:
Common shares	71,793,000	69,759,000	71,161,000	68,368,000
OP Units	281,000	1,415,000	518,000	1,415,000

	72,074,000	71,174,000	71,679,000	69,783,000